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

EyeCare  Centers  of  America,  Inc.
Ratio  of  Earnings  to  Fixed  Charges
Exhibit  12.1


                                                                              1/3/1998  1/2/1999   1/1/2000   12/30/00   12/29/01
                                                                              --------  ---------  ---------  ---------  ---------

Net earnings (loss)                                                              5,215   (26,273)    (5,257)   (15,534)    (9,072)
Add: Income tax provision                                                          335        13        384        766      1,239
                                                                              --------  ---------  ---------  ---------  ---------
                                                                                 5,550   (26,260)    (4,873)   (14,768)    (7,833)

Fixed Charges:
               Interest expense, net                                            14,380    23,804     25,091     28,964     27,537
               Interest factor portion of rent expense                           6,254     6,888      8,466      9,923     10,229
                                                                              --------  ---------  ---------  ---------  ---------
                                     Total fixed charges                        20,634    30,692     33,557     38,887     37,766

Earnings (loss) before income taxes and fixed charges                           26,184     4,432     28,684     24,119     29,933

Ratio of earnings to fixed charges                                                1.27      0.14       0.85       0.62       0.79
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